Exhibit 13.4A

Prometheum

THE FUTURE OF MARKETS

WWW.PROMETHEUM.COM

Who Are We?

We are building an integrated network for the issuance trading and processing of Digital Asset Securities (DAS).

Prometheum is seeking to be SEC and FINRA registered and leverages the blockchain for issuance, trading, clearing, settlement and custody of digital assets.

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Capitalizing on the Opportunity

Blockchain technology is being implemented across regulated industries where recordkeeping, security, and efficiency are vital. And...

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No Blockchain Tech In The Markets: U.S. exchanges are not “broken”, but markets like NASDAQ/NYSE are built around the idea of a paper stock certificate. Settlement takes 2 days for a reason. And it’s simply not viable to migrate existing exchanges to distributed architectures.

No Registered Tokens: It’s now clear that all digital tokens used to raise capital are securities. Yet few tokens have been compliantly registered in the US and compliant markets do not exist to support their trading.

		No More Easy Money: Revenue stage tech companies always need to raise money, especially blockchain based companies. The days of ICO’s are over. VC’s can be tough. IPOs are expensive and long.	No Trust: Many U.S. Retail investors are still sitting on the sidelines. They want to invest in the blockchain/crypto space, but not via unregulated markets and unregistered tokens/coins.

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Advantages

Prometheum is being designed for issuers, retail investors and financial professionals. We are building the world’s first compliant, full-service, 24-hour digital asset securities ecosystem.

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SEC/FINRA Registered ATS: Our intended ATS will be compliant with U.S. regulation to help ensure investor protection, issuer accountability and market integrity.	Regulated Public Issuances: Digital assets issued on Prometheum’s platform are issued under the Federal Securities Laws, and have utility value on the blockchain.	Liquidity: Our equity based electronic market and trading platform intends to employ a maker taker liquidity model that is meant to attract both retail investors and active traders.

Streamlined Clearing/ Settlement/Custody: Our intended use of the blockchain as the foundation for our ecosystem is meant to create efficiency and removes manual processes that cause friction during the clearing, settlement, and custody process.

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The Ecosystem Investors and Traders Issuance Platform Prometheum ATS

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Issuer Pipeline

Partners	Reg D/SAFT	Distributed/Decentralized	Incubators and Accelerators

Companies that elect to become part of our partner network can elect to use Prometheum’s issuance platform to raise capital through digital asset offerings.	Companies that have privately issued digital asset securities can obtain liquidity, subject to our ATS receiving regulatory approval, by doing a follow on offering with Prometheum.	Companies looking to issue a digital asset to raise capital compliantly in the United States.	Companies that graduate from incubators and accelerator programs.

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Prometheum ATS

01 | Designed with retail and active customers in mind 03 | Multi OS and device support 05 | Proprietary FIX Engine with 3rd party broker integration	02 | Level 2 data, charts, and historical data 04 | API, advanced order types 06 | Built-in KYC/AML, administrative tools, white label for brokers

Fig 1 | Prometheum Ember ATS Home Screen	Fig 2 | Prometheum Ember ATS in Dark Mode

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Blockchain Clearing

By using the blockchain, we anticipate clearing, settling and custodying trades within 24 hours. Back office processes will be coordinated and smart contracts allow for automation, reducing overhead cost.

•	By writing everything to the blockchain, reconciliation and record keeping become automated processes.
•	The full process can be completed intraday, between trading sessions, and without the need for significant human resources.
•	By definition, the blockchain is distributed and immutable, therefore reducing or eliminating points of failure.
•	Customers are anticipated to be able to exchange their cash for custody of digital asset securities within the same day.

Traditional Clearing

Clearing, settlement and custody in the current market structure takes 2 days, and is complicated and expensive. Back office processes are dispersed and often manual.

•	Clearing firms, brokers, exchanges and the DTC still use email, FTP and databases for record keeping and reconciliation.
•	Hundreds of people are usually involved in the 2 day process, and reconciliation still relies on human beings manually checking for inconsistencies, trade breaks, and mismatched trades.
•	Between the numerous entities, files, processing and centralization there are many points of failure. Redundancies and backups are built in but they add even more cost to an already costly process.
•	Custodian banks take advantage of this lengthy settlement process by using customer funds for other financial activities.

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Prometheum
Blockchain

Core Chain + Utility Chain

Security Characteristics:

Is being designed to enable a digital asset to be issued as a security into a regulated environment while still maintaining flexibility for that “token” to be used in the distributed digital economy

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Projected Revenue
Streams

Issuance Platform	ATS	BD/Clearing	Tech/Blockchain
Companies (issuers) are charged fees in connection with their offering. Additional services are provided by Prometheum’s consulting partners.	Similar to most exchanges, Prometheum’s ATS charges fees related to trading, market data, and connectivity.	Account holders with Prometheum’s BD as well as other BD’s who clear with Prometheum are charged for these services.	Fees are generated from activity and services on Prometheum’s blockchain and our trading related technology can be white labeled or black labelled.
• $25k upfront plus percentage of total raised (2-6% cash & 1-3% digital assets) • Consulting fees related to 3rd Party Services: Legal, Marketing, Accounting, Etc.

•    Liquidity spread ($.002 per token traded)

•    Data redistribution ($3000/mo)

•    Real time data ($40/pro user)

•    Historical data/News ($10/user)

•    Token order book support ($10,000/yr)

•    HFT access ($1000/mo)

•    Membership ($1000/mo)

		• Commission ($.002 per token) • Margin fees (when approved) • Securities lending fees (when approved) • Commission sharing • Settlement fee (.0005% of total transaction)	• Network services • Node/consensus related fees • White/black label contracts • Transfer agent services ($1000/mo)

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Our History

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Our Team

Peer Group Valuations

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1 https://bravenewcoin.com/insights/tzero-secures-ususd5m-equity-investment

2 https://www.coindesk.com/inx-crypto-exchange-sec-filing

3 https://www.nasdaq.com/market-activity/stocks/coin

4 https://techcrunch.com/2021/03/18/what-etoros-investor-presentation-and-10b-valuation-tells-us-about-robinhood/

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Offering Summary

Issuer	Prometheum, Inc.
Securities	Common Stock
Proposed Exchange Ticker	PMTM
Pre-Offering Shares Outstanding	45,664,596
Number of Shares Offered	6,250,000
Post-Offering Shares Outstanding	51,914,596
Offering Price Per Share	$6.00
Gross Proceeds	$37,500,000
Underwriter	Network 1 Financial

Note: Does not include over-allotment option and subject to change

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Use of Proceeds

Gross Proceeds	$37,500,000
Underwriting discounts and costs	$4,245,000
Fee for Qualification of Offering under Regulation A and other related ongoing costs (includes legal, auditing, accounting, transfer agent, financial printer and other professional fees)	$445,000
Net Proceeds	$32,810,000
Prometheum Network	$4,500,000
Development/Commercialization	$4,000,000
Development and Testing of the Prometheum Blockchain	$4,000,000
PEATS ATS FINRA Application and SEC alternative trading system registration	$500,000
Ongoing Legal and Regulatory Matters	$500,000
National Marketing Campaign	$3,000,000
Legislative/Regulatory Effort	$1,500,000
Investor and Market Education	$1,500,000
International Inclusion	$2,000,000
Working Capital and General Corporate Purposes (Any unused funds will be added to Working Capital and General Corporate Purposes)	$11,310,000
Total Use of Net Proceeds	$32,810,000
*We reserve the right to change the use of the proceeds if our business plans change in response to market, financing and/or regulatory conditions. Accordingly, our management will have significant flexibility in allocating the net proceeds of this Offering.

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Company Contact

Aaron L. Kaplan

Founder & Co-CEO

Prometheum Inc.
120 Wall St. 25th Fl
New York, NY 10005

Office: 212-514-8369

Akaplan@prometheum.com

www.prometheum.com

Underwriter Contact

Keith Testaverde

Sr. Vice President

Network 1 Financial Securities, Inc.

The Galleria Building

2 Bridge Avenue, Suite 241
Red Bank, NJ 07701

Office: 800-886-7007

Ktestaverde@Netw1.com www.network1financial.com
Member FINRA/SIPC

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Thank You

Prometheum

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Disclaimer

No money or consideration is being solicited by the information in this deck or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor’s indication of interest does not create a commitment to purchase the securities Prometheum is offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date. The company’s Reg A+ offering, after qualification by the SEC, will be made only by means of the offering circular. Any information in this deck or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction. You may obtain a copy of the preliminary offering circular and the offering statement in which such preliminary offering circular was filed with the SEC by visiting: https://www.sec.gov/cgi-bin/browse-edgar?company=Prometheum&owner=exclude&action=getcompany This Investor Presentation has been prepared by Prometheum, Inc. (“Company”) for investors, solely for informational purposes. The information contained herein has been prepared to assist prospective investors in making their own evaluation of the Company and does not purport to be all-inclusive or to contain all of the information a prospective or existing investor may desire. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in this information. The Company makes no representation or warranty as to the accuracy or completeness of this information and shall not have any liability for any representations (expressed or implied) regarding information contained in, or for any omissions from, this information or any other written or oral communications transmitted to the recipient in the course of its evaluation of the Company. This Information includes certain statements and estimates provided by the Company with respect to the projected future performance of the Company. Such statements, estimates and projections reflect various assumptions by management concerning possible anticipated results, which assumptions may or may not be correct. No representations are made as to the accuracy of such statements, estimates or projections. Prospective investors will be expected to have conducted their own due diligence investigation regarding these and all other matters pertinent to investment in the Company. This presentation may contain statements that are not historical facts, referred to as “forward looking statements.” The corporation’s actual future results may differ materially from those suggested by such statements, depending on various factors including those described in filings made with the SEC.

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